EXHIBIT 99.1

CORRECTING and REPLACING -- Standard Parking Corporation Announces Fourth Quarter and Full-Year 2012 Results

CHICAGO, March 14, 2013 (GLOBE NEWSWIRE) -- Standard Parking Corporation's (Nasdaq:STAN) operating results for the quarter and year ended December 31, 2012, as presented in the Company's news release issued on March 8, 2013, are corrected to reflect changes in the Company's income tax benefit (to $9.4 million from $10.2 million for the fourth quarter of 2012 and to $2.4 million from $3.2 million for the full year 2012) relating to certain executive compensation awards. As a result of these changes, the net income (loss) attributable to Standard Parking Corporation and the Company's earnings (loss) per share are corrected to a net loss of $5.6 million and a net loss per share of $0.25 for the fourth quarter of 2012 and to net income of $3.1 million and earnings per share of $0.18 for the full year 2012. The Company's EBITDA and merger-adjusted results for the fourth quarter of 2012 and the full year 2012 and its guidance for 2013 are unaffected by these changes.

The corrected release reads: Standard Parking Corporation (Nasdaq:STAN), a leading national provider of parking management, ground transportation and other ancillary services, which completed its merger with Central Parking on October 2, 2012, today announced its fourth quarter and full-year 2012 results.

Highlights

  Full year merger-adjusted EPS of $1.27
  Merger integration remains on track with internal goals and timelines
  Increased net annual run-rate cost synergy expectation, to in excess of $26 million by 2015
  Company outlines 2013 guidance and long-term financial goals
In millions	Three Months Ended		Year Ended
	December 31, 2012		December 31, 2012
		Merger		Merger
	Reported[1]	Adjusted[2]	Reported[1]	Adjusted[2]
Gross profit	$41.7	$20.4	$109.8	$88.5

EBITDA	($2.0)	$9.4	$22.1	$44.1

Net income attributable to Standard Parking Corporation	($5.6)	$4.1	$3.1	$20.1

EPS	($0.25)	$0.26	$0.18	$1.27

[1]Includes Central Parking operating results for the three months ended December 31, 2012.
[2]Excludes (i) Central Parking gross profit, general administrative expenses and depreciation and amortization of Central Parking operations, (ii) amortization of merger related intangible assets and additional interest expense attributable to the Central Parking merger, and (iii) all Company merger and integration related costs; merger adjusted net income also reflects the application of an assumed income tax rate equal to the Company's actual effective tax rate for the comparable prior year period.

James A. Wilhelm, President and Chief Executive Officer, stated, "2012 was a momentous year in our Company's history. Following the close of our merger at the start of the fourth quarter, we have been diligently working on the smooth integration of the two companies. I am pleased to report that we have made significant progress in the integration process and remain on track with our internal goals and timelines. A merger of this kind could have proved a distraction, but it is gratifying to see that our dedicated team has maintained focus on our business, which is shown by our solid financial results during the quarter and consistently high client retention rates."

Fourth Quarter Operating Results

Gross profit in the 2012 fourth quarter was $41.7 million, compared to $22.2 million in the 2011 fourth quarter. The increase in gross profit was primarily due to $21.2 million of gross profit from Central Parking's operations. Excluding gross profit attributable to Central Parking's operations, gross profit decreased by $1.7 million compared to the same period of 2011. This decrease was attributable primarily to several large contract retrades in 2011 that took effect in 2012, and an unfavorable swing in insurance reserve estimates for the fourth quarter of 2012 compared to the same period in 2011, in addition to the impact of the National Hockey League lock-out. On a same location basis, excluding Central Parking's operations and the impact of the contract retrades, fourth quarter gross profit was up 1%.

Fourth quarter general and administrative (G&A) expenses for 2012 and 2011 were $42.9 million and $13.7 million, respectively. Excluding $17.4 million of merger and integration related costs in the 2012 fourth quarter, G&A expenses were $25.5 million, of which Central Parking's operations represented $14.5 million. Excluding G&A from Central Parking's operations and all merger and integration related costs, fourth quarter 2012 G&A expenses were $10.9 million, a 4% decrease compared to fourth quarter 2011 G&A expenses of $11.4 million excluding $2.3 million of merger-related costs.

Net loss attributable to the Company for the 2012 fourth quarter was ($5.6) million, or ($0.25) per share, compared to net income attributable to the Company of $3.6 million and $0.23 per share for the 2011 fourth quarter. Merger-adjusted net income attributable to the Company was $4.1 million, or $0.26 per share, compared to net income of $5.1 million, or $0.32 per share, for the fourth quarter of 2011 excluding merger-related expenses. Merger-adjusted net income attributable to the Company for the 2012 fourth quarter assumes a 34.2% tax rate for 2012, which was the actual effective tax rate for the 2011 fourth quarter.

Full-Year 2012 Operating Results

Gross profit in 2012 was $109.8 million, compared to $88.6 million in 2011. The increase in gross profit was attributable to $21.2 million of gross profit from Central Parking's operations. The Company's gross profit for 2012, excluding gross profit attributable to Central Parking's operations, was flat as compared to 2011, primarily due to the full-year impact of several large contract retrades in 2011 and an unfavorable swing of $1.5 million in insurance reserve estimates for 2012 compared to 2011. On a same location basis, excluding Central Parking's operations and the impact of the large contract retrades, gross profit was up 2% from 2011.

G&A expenses for 2012 and 2011 were $86.7 million and $48.3 million, respectively. Excluding $28.0 million of merger and integration related costs in 2012, G&A expenses were $58.6 million, including $14.5 million from Central Parking's operations. Excluding Central Parking's operations and all merger and integration related costs, 2012 G&A expenses were $44.1 million, a 2% decrease, compared to 2011 G&A expenses of $45.2 million excluding $3.1 million of merger and acquisition related costs.

Net income attributable to the Company for 2012 was $3.1 million, or $0.18 per share, compared to $17.9 million or $1.12 per share for 2011. Merger adjusted net income attributable to the Company would have been $20.1 million, or $1.27 per share, compared to 2011 net income of $19.8 million, or $1.23 per share, excluding merger and acquisition related expenses. Merger-adjusted net income attributable to the Company for 2012 assumes a 38.1% tax rate for 2012, the same as the effective tax rate for 2011.

The Company generated $4.0 million of free cash flow, compared to $28.9 million in 2011, as costs incurred in 2012 for merger and integration significantly impacted free cash flow.

Recent Developments

Recent noteworthy new business activity includes the following:

  SP Plus® Office Services was awarded the management of the parking operations at nine office buildings across the country for Piedmont Real Estate Investment Trust. The Company has commenced its management responsibilities at all of those properties.

  The City of Scranton awarded SP Plus® Municipal Services a new on-street meter collection and enforcement contract effective Jan. 1, 2013.

  SP Plus® Municipal Services is the parking operator on the "Harrisburg First" team that includes Guggenheim Partners and AEW North America-AEW Capital Management, LLP, which was selected by the City of Harrisburg to operate and manage all of the City's on-street and off-street parking assets.  SP Plus® Municipal Services expects to commence operations under the agreement in the third quarter of 2013.

  SP Plus® Municipal Services also was selected by the City of Oxford, Miss. to provide on-street meter enforcement and citations for parking violations in the downtown area, beginning Oct. 1, 2012.

  Standard Parking expanded its services at the Horseshoe Casino, Cleveland with 24/7 shuttle service. The Company, which also provides valet and parking services to the property, began commuter shuttles between the Casino's Prospect Avenue entrance and the Collection Auto Center Garage on Oct. 15, 2012.

  SP Plus® Security Services was selected to become a single-source provider for Solair ST Collections, a mixed-use retail and residential project in the heart of Los Angeles' Koreatown.

  Central Parking was selected by Gates, Hudson & Associates, the largest asset manager in the Ballston area of Arlington, Va., to manage the parking operations at five of its Arlington locations, including the Westin Hotel, and began providing such services on Jan. 1, 2013.

  Central Parking, with assistance from its USA Parking System subsidiary, obtained contracts to begin providing valet parking services at several hotels in New York City, including The Manhattan at Times Square Hotel, the Hampton Inn on East 43rd Street, the Refinery Hotel New York and The Quin.

Central Parking Integration

The integration of Central Parking and Standard Parking commenced immediately upon the merger's closing on October 2, 2012. The integration focuses on two aspects: field operations and support office platforms.

The field organization integration has been substantially completed. All actions necessary to achieve the projected 2013 cost synergies have been taken, as duplicate or overlapping roles have been eliminated or modified. The combined operating team is working well together, client retention has remained strong and the Company continues to win significant new business.

The process of integrating the Companies' support office platforms and processes is on track. Development of the software conversion programs is continuing as the Company prepares to commence its formal conversion program. The conversion, which will be implemented in geographically-based phases, remains on schedule to begin in July 2013.

Strategic analysis and planning regarding the Company's long-term branding strategy commenced promptly upon the merger's closing. The Company expects to announce its new brand strategy in the second quarter of 2013.

Marc Baumann, the Company's Chief Financial Officer and President of Urban Operations, stated, "We're extremely pleased with the integration progress made so far. The high level of engagement and enthusiasm shown by all members of our team, whether in the field or support office, has contributed not only to the significant empirical progress we've made, but also to the wonderful spirit and collegiality displayed throughout the process. In addition, we've nearly completed our determination of the impact of Central Parking's closing net debt and working capital balances on the total purchase consideration under the merger agreement's adjustment mechanism."

2013 Outlook

Based on the Company's 2012 results and expectations for the coming year, the Company is initiating 2013 full-year earnings per share guidance in the range of $0.75 to $0.85, which excludes expected 2013 merger and integration related costs of $5.5 million, or $0.15 per share. The Company estimates that $17 million of G&A, representing $0.47 per share, will be eliminated during 2014 and 2015, an increase of $6 million over previous estimates, resulting in total net post-merger synergies of $26 million by the end of 2015. The Company continues to believe that the merger will be accretive to earnings per share by 2015.

The Company expects 2013 free cash flow in excess of $30 million after the payment of $17 million for liabilities accrued as of December 31, 2012 for severance, divestiture and legal costs.

Reflecting confidence in the Company's growth strategies, the Company has established its long-term financial goals to achieve a 5% compound annual growth rate in gross profit, and to drive G&A as a percentage of gross profit to 45% by 2015.

Reflecting on the Company's near and long-term goals, Mr. Wilhelm said, "2013 will be another important transitional year for the business as we move towards completing the integration, adopting a long-term brand strategy and achieving organic growth. At the same time, we're devoting human and capital resources to leveraging our scale for the longer term with enhanced marketing, advertising and consumer-friendly transactional capabilities. We will also place a focused emphasis on continuing development of so-called 'P3' initiatives involving public and private partnerships, which Standard Parking and Central Parking each pursued successfully prior to the merger.  Based on our work to date, the long-term prospects for the Company are consistent with the vision and objectives anticipated when we signed the merger agreement a year ago. Building upon this, the opportunities for the Company to generate substantial additional shareholder value are strong."

Conference Call

The Company's quarterly earnings conference call will be held at 10:00 a.m. (Central Time) on March 8, 2013 and will be available live and in replay to all analyst/investors through a webcast service. To listen to the live call, individuals are directed to the Company's Investor Relations page at www.ir.standardparking.com at least 15 minutes early to register, download and install any necessary audio software. For those who cannot listen to the live broadcast, replays will be available shortly after the call on the Standard Parking website and can be accessed for 30 days after the call.

About Standard Parking

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. Including Central Parking Corporation, its wholly-owned subsidiary, the Company has approximately 25,000 employees and manages more than 4,200 facilities with more than 2.2 million parking spaces in hundreds of cities across North America. The operations include parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly-owned subsidiary of Central Parking, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this release. Standard Parking's annual reports filed on Form 10-K, its quarterly reports on Form 10- Q and its current reports on Form 8-K are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

Cautionary Note Regarding Forward-Looking Statements

This release and the attached tables contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, including the statements under the caption "2013 Outlook" and other statements regarding expectations, beliefs, plans, intentions and strategies of the Company. The Company has tried to identify these statements by using words such as "expect," "anticipate," "believe," "could," "should," "estimate," "expect," "intend," "may," "plan," "guidance" and "will" and similar terms and phrases, but such words, terms and phrases are not the exclusive means of identifying such statements. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to operations and the business environment, all of which are difficult to predict and many of which are beyond management's control. Actual results, performance and achievements could differ materially from those expressed in, or implied by, these forward-looking statements due to a variety of risks, uncertainties and other factors, including, but not limited to, the following: the Company's ability to integrate Central Parking into the business of the Company successfully and the amount of time and expense spent and incurred in connection with the integration; the risk that the economic benefits, cost savings and other synergies that the Company anticipates as a result of the Central Parking merger are not fully realized or take longer to realize than expected; the Company's substantially increased indebtedness incurred in connection with the Central Parking merger, which may reduce available cash flow, increase vulnerability to adverse economic conditions, and limit flexibility in planning for, or reacting to, changes in or challenges related to the Company's business; unanticipated Central Parking merger and integration expenses; other losses, or renewals on less favorable terms, of management contracts and leases; adverse litigation judgments or settlements; adverse impact to the Company's operations in areas damaged by Hurricane Sandy; changes in general economic and business conditions or demographic trends; the loss of customers, clients or strategic alliances as a result of the Central Parking merger; the effect on the Company's strategy and operations due to changes to the Board of Directors that occurred upon the completion of the merger; the impact of the divestitures of management contracts and leases required by the agreement entered into by the Company with the Department of Justice in connection with the Central Parking merger; the impact of public and private regulations; financial difficulties or bankruptcy of major clients; intense competition; insurance losses that are worse than expected or adverse events not covered by insurance; labor disputes; extraordinary events affecting parking at facilities that the Company manages, including emergency safety measures, military or terrorist attacks, cyber terrorism and natural disasters; the risk that state and municipal government clients sell or enter into long-term leases of parking-related assets to competitors or clients of our competitors; uncertainty in the credit markets; availability, terms and deployment of capital; the Company's ability to obtain performance bonds on acceptable terms; and the impact of Federal health care reform.

For a detailed discussion of factors that could affect the Company's future operating results, please see the Company's filings with the Securities and Exchange Commission, including the disclosures under "Risk Factors" in those filings. Except as expressly required by the federal securities laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, changed circumstances or future events or for any other reason.

Use of Non-GAAP Financial Measures

To supplement its consolidated financial statements presented in accordance with GAAP, the Company considers certain financial measures that are not prepared in accordance with GAAP, including merger-adjusted gross profit, G&A excluding merger and integration related costs, merger-adjusted G&A, merger-adjusted net income, merger-adjusted net income per share (also referred to as merger-adjusted EPS), EBITDA and merger-adjusted EBITDA, and free cash flow.

The Company uses these non-GAAP financial measures, in addition to GAAP financial measures, to evaluate its operating and financial performance and to compare such performance to that of prior periods and to the performance of its competitors. Additionally, the Company uses these non-GAAP financial measures in making operational and financial decisions and in the Company's budgeting and planning process. The Company believes that providing these non-GAAP financial measures to investors helps investors evaluate the Company's operating performance, profitability and business trends in a way that is consistent with how management evaluates such performance and consistent with guidance previously provided by the Company. Merger-adjusted gross profit, G&A excluding merger and integration related costs, merger-adjusted G&A, merger-adjusted net income, merger-adjusted net income per share, EBITDA and merger-adjusted EBITDA, free cash flow and merger-adjusted free cash flow should not be considered as alternatives to, or more meaningful indicators of, the Company's operating performance than gross profit, G&A, net income or net income per share as determined in accordance with GAAP. In addition, the Company's calculation of such non-GAAP measures may not be comparable to similarly titled measures of another company.

Merger-adjusted gross profit. Merger-adjusted gross profit is a non-GAAP financial measure of gross profit adjusted to exclude Central Parking's gross profits. This non-GAAP measure is used to evaluate the Company's gross profit without the impact of the gross profit from Central Parking's operations, as the management analyzes the Company's performance both with and without the impact of this recent merger. The Company believes this measure helps management and investors assess how well the Company has used its internal resources to expand its profits.

G&A excluding merger and integration related costs; merger-adjusted G&A. G&A excluding merger and integration related costs is a non-GAAP financial measure of general and administrative (G&A) expenses excluding merger and integration related costs. Merger-adjusted G&A further adjusts G&A excluding merger and integration related costs by excluding G&A expenses attributable to the operations of Central Parking. The Company believes these financial measures provide useful information regarding the underlying operating performance of the Company and improves comparability of financial results because it excludes the impact of the Central Parking merger.

Merger-adjusted net income; merger-adjusted net income per share; EBITDA and merger-adjusted EBITDA. The financial items that have been excluded from the Company's GAAP net income to calculate merger-adjusted net income and merger-adjusted net income per share are (i) merger and integration related costs, (ii) amortization of merger related intangible assets, (iii) additional interest expense attributable to the Central Parking merger (representing the Company's determination of interest expense incurred by it during the applicable period above the interest expense that would have been incurred had the Central Parking merger not have occurred) and (iv) the operating results of Central Parking. Additionally, the Company subtracts an assumed provision for income taxes to arrive at merger-adjusted net income. The Company assumed an income tax rate equal to the Company's actual effective tax rate for the comparable prior year period.

Merger-adjusted net income per share (also referred to as merger-adjusted EPS) is a non-GAAP financial measure that represents merger-adjusted net income divided by the weighted average number of diluted shares or basic shares, as applicable, outstanding during the applicable period assuming no shares were issued in connection with the Central Parking merger.

EBITDA is a non-GAAP financial measure that represents GAAP net income attributable to the Company before (i) interest expense net of interest income, (ii) provision for income taxes, and (iii) depreciation and amortization. Merger-adjusted EBITDA further adjusts EBITDA by excluding merger and integration related costs and the operating results of Central Parking.

The Company has presented EBITDA because it believes EBITDA is helpful for evaluating the operating performance of the Company's core business without regard to potential disruptions as well as a useful financial indicator of the Company's ability to service debt. Additionally, the Company believes that EBITDA is a common alternative measure of operating performance used by investors and other external users. The Company has presented merger-adjusted net income, merger-adjusted net income per share and merger-adjusted EBITDA to allow more direct comparisons of its financial results to historical operations. The Company does not routinely engage in transactions of the magnitude of the Central Parking merger, and consequently does not regularly incur transaction-related costs with correlative size; therefore, the Company believes presenting such non-GAAP financial items, which exclude merger-related costs and Central Parking's operating results, provides investors with additional measures of the Company's underlying operating performance, including measures regarding organic changes in the continuing operations of the Company. Excluding Central Parking's operating results and associated merger-related costs from the Company's GAAP measures, helps management and the Company's investors evaluate the Company's ability to utilize its existing internal processes and ultimately the ability to use those processes to generate long-term value from the acquired assets.

Free cash flow: The Company defines free cash flow as net cash from operating activities, less cash used for investing activities (exclusive of acquisitions), less distribution to noncontrolling interest, plus the effect of exchange rate changes on cash and cash equivalents. The Company believes that the presentation of free cash flow provides useful information regarding its recurring cash provided by operating activities after certain expenditures. It also demonstrates the Company's ability to execute its financial strategy. The Company's presentation of free cash flow has material limitations. The Company's free cash flow does not represent its cash flow available for discretionary expenditures because it excludes certain expenditures that are required or to which the Company has committed, such as debt service requirements. The Company's definition of free cash flow may not be comparable to similarly titled measures presented by other companies.

For reconciliations of these non-GAAP financial measures to the most directly comparable GAAP financial measures, see the accompanying tables to this release.

STANDARD PARKING CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
	(unaudited)
	(In thousands, except for share and per share data)
ASSETS
Current assets:
Cash and cash equivalents	$ 28,450	$ 13,220
Notes and accounts receivable, net	110,617	46,396
Prepaid expenses and supplies	25,923	2,419
Deferred taxes	14,824	2,745
Total current assets	179,814	64,780
Leasehold improvements, equipment and construction in progress, net	40,010	16,732
Other assets:
Advances and deposits	8,539	5,261
Long-term receivables, net	15,346	14,177
Intangible, net	175,587	1,358
Other assets, net	27,235	8,062
Cost of contracts, net	14,215	14,286
Goodwill	435,122	132,417
	676,044	175,561
Total assets	$ 895,868	$ 257,073
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$ 129,037	$ 44,747
Accrued rent	11,444	5,074
Compensation and payroll withholdings	34,562	11,132
Property, payroll and other taxes	11,740	3,228
Accrued insurance	27,972	7,784
Accrued expenses	23,521	14,086
Current portion of unfavourable lease contracts	16,079	—
Current portion of long-term debt obligations	23,125	754
Total current liabilities	277,477	86,805
Deferred taxes	27,521	12,981
Long-term borrowings, excluding current portion:
Obligations under senior credit facility	290,275	80,000
Other long-term debt obligations	1,995	1,259
	292,270	81,259
Unfavourable lease contracts	43,258	—
Other long-term liabilities	58,086	26,386
Stockholders' equity:
Preferred Stock, par value $0.01 per share; 5,000,000 shares authorized as of December 31, 2012 and 2011; no shares issued	—	—
Common stock, par value $.001 per share; 50,000,000 shares authorized as of December 31, 2012, and 2011; 21,870,770 and 15,464,864 shares issued and outstanding as of December 31, 2012, and 2011, respectively	22	15
Additional paid-in capital	236,375	92,662
Accumulated other comprehensive (loss) income	(381)	(318)
Accumulated deficit	(39,512)	(42,632)
Total Standard Parking Corporation stockholders' equity	196,504	49,727
Noncontrolling interest	752	(85)
Total equity	197,256	49,642
Total liabilities and stockholders' equity	$ 895,868	$ 257,073

STANDARD PARKING CORPORATION
CONSOLIDATED STATEMENTS OF INCOME

	Years Ended December 31,
	2012	2011	2010
	(unaudited)
	(In thousands, except for share and per share data)
Parking services revenue:
Lease contracts	$ 250,355	$ 147,510	$ 138,664
Management contracts	230,501	173,725	171,331
Reimbursed management contract revenue	473,082	408,427	411,148
Total revenue	953,938	729,662	721,143
Costs and expenses:
Cost of parking services:
Lease contracts	230,262	136,494	128,613
Management contracts	140,843	96,159	94,481
Reimbursed management contract expense	473,082	408,427	411,148
Total cost of parking services	844,187	641,080	634,242
Gross profit:
Lease contracts	20,093	11,016	10,051
Management contracts	89,658	77,566	76,850
Total gross profit	109,751	88,582	86,901
General and administrative expenses	86,663	48,297	47,878
Depreciation and amortization	13,241	6,618	6,074
Total costs and expenses	944,091	695,995	688,194
Operating income	9,847	33,667	32,949
Other expenses (income):
Interest expense	8,449	4,691	5,335
Interest income	(382)	(537)	(249)
	8,067	4,154	5,086
Income before income taxes	1,780	29,513	27,863
Income tax (benefit) expense	(2,374)	11,235	10,755
Net income	4,154	18,278	17,108
Less: Net income attributable to noncontrolling interest	1,034	378	268
Net income attributable to Standard Parking Corporation	$ 3,120	$ 17,900	$ 16,840

Common stock data:
Net income per share:
Basic	$ 0.18	$ 1.14	$ 1.08
Diluted	$ 0.18	$ 1.12	$ 1.06
Weighted average shares outstanding:
Basic	17,179,606	15,703,595	15,579,352
Diluted	17,490,204	16,047,879	15,944,662

STANDARD PARKING CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31,
	2012	2011	2010
	(unaudited)
	(In thousands, except for share and per share data)
Operating activities
Net income	$ 4,154	$ 18,278	$ 17,108
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	13,329	6,671	6,018
Loss on sale of assets	80	31	115
Amortization of debt issuance costs	1,046	638	638
Non-cash stock-based compensation	2,103	2,451	2,310
Provision for losses on accounts receivable	420	201	100
Excess tax benefit related to stock option exercises	(445)	(246)	(1,446)
Deferred income taxes	8,475	2,913	2,629
Changes in operating assets and liabilities:
Notes and accounts receivable	(7,184)	4,095	(9,672)
Prepaid assets	(1,446)	(154)	2,710
Other assets	3,981	(1,332)	(1,887)
Accounts payable	9,091	763	(5,098)
Accrued liabilities	(22,200)	641	6,009

Net cash provided by operating activities	11,404	34,950	19,534
Investing activities
Purchase of leasehold improvements and equipment	(5,024)	(4,150)	(2,985)
Proceeds from sale of assets	30	116	5
Acquisitions of business, net of cash acquired	27,736	14	(3,597)
Cost of contracts purchased	(1,172)	(932)	(678)
Capitalized interest	(12)	(43)	(139)
Contingent payments for businesses acquired	(332)	(262)	(340)

Net cash provided by (used in) investing activities	21,226	(5,257)	(7,734)
Financing activities
Proceeds from exercise of stock options	526	217	1,773
Repurchase of common stock	—	(7,544)	—
Earn-out payments	(2,073)	—	(529)
Merger related transactions:
Payments on senior credit facility Standard Parking	(71,800)	—	—
Proceeds from senior credit facility Standard Parking	72,790	—	—
Payment on senior credit facility Central Parking	(237,143)	—	—
Proceeds from term loan	250,000	—	—
Payments on term loan	(5,625)	—	—
Net payments on senior credit facility	(12,590)	(15,200)	(14,650)
Payment on notes payable	(40)	—	—
Payments on other long-term borrowings	(145)	(136)	(128)
Distribution to noncontrolling interest	(874)	(388)	(271)
Payments of debt issuance costs	(10,332)	(30)	(30)
Payments on capital leases	(542)	(553)	(531)
Tax benefit related to stock option exercise	445	246	1,446

Net cash used in financing activities	(17,403)	(23,388)	(12,920)
Effect of exchange rate changes on cash and cash equivalents	3	(390)	169

Increase (decrease) in cash and cash equivalents	15,230	5,915	(951)
Cash and cash equivalents at beginning of year	13,220	7,305	8,256

Cash and cash equivalents at end of year	$ 28,450	$ 13,220	$ 7,305

Cash paid for:
Interest	$ 18,715	$ 4,015	$ 5,097
Income taxes	3,651	7,507	7,270

Non-cash transactions:
Fair value of shares issued to acquire Central Parking common stock	$ 140,726	—	—

STANDARD PARKING CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF MERGER-ADJUSTED GROSS PROFIT, G&A EXCLUDING MERGER AND INTEGRATION RELATED COSTS AND MERGER-ADJUSTED G&A

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Gross profit, as reported	$41,676	$22,157	$109,751	$88,582
Subtract: Gross profit attributable to Central Parking's operations	(21,235)	--	(21,235)	--
Merger-adjusted gross profit	$20,441	$22,157	$88,516	$88,582

General and administrative expenses, as reported	$42,904	$13,704	$86,663	$48,297
Subtract: Merger and integration related costs	(17,425)	(2,311)	(28,036)	(3,094)
G&A excluding merger and integration related costs	25,479	11,393	58,627	45,203

Subtract: G&A expenses attributable to Central Parking's operations, excluding merger and integration related costs	(14,547)	--	(14,547)	--
Merger-adjusted G&A	$10,932	$11,393	$44,080	$45,203

STANDARD PARKING CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF NET INCOME (LOSS) TO MERGER-ADJUSTED NET INCOME AND MERGER-ADJUSTED NET INCOME PER SHARE

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net income (loss) attributable to Standard Parking Corporation	($5,610)	$3,602	$3,120	$17,900
Add:
Income tax expense (benefit)	(9,381)	1,930	(2,374)	11,235
Net income attributable to noncontrolling interest	802	118	1,034	378
Income before income taxes	(14,189)	5,650	1,780	29,513

Subtract: Gross profit attributable to Central Parking's operations	(21,235)	--	(21,235)	--
Add:
Merger and integration related costs	17,425	2,311	28,036	3,094
G&A expenses attributable to Central Parking's operations, excluding merger and integration related costs	14,547	--	14,547	--
Depreciation and amortization from Central Parking operations as well as amortization of merger related intangible assets	5,944	--	5,944	--
Additional net interest expense attributable to the Central Parking merger (see Note (a) below)	3,916	--	3,916	--
Merger-adjusted income before income taxes	6,408	7,961	32,988	32,607
Assumed provision for income tax expense, net	(2,192)(b)	(2,719)	(12,568)(c)	(12,413)
Merger-adjusted net income	4,216	5,242	20,420	20,194

less: Merger-adjusted net income attributable to noncontrolling interest (see Note (d) below)	(70)	(118)	(302)	(378)

Merger-adjusted net income attributable to Standard Parking Corporation	$4,146	$5,124	$20,118	$19,816

Net income per share, as reported
Basic	($0.26)	$0.23	$0.18	$1.14
Diluted	($0.25)	$0.23	$0.18	$1.12

Weighted average shares outstanding (in thousands):
Basic	21,837	15,486	17,180	15,704
Diluted	22,327	15,845	17,490	16,048

Merger-adjusted net income per share (also referred to as merger adjusted EPS)
Basic	$0.26	$0.33	$1.29	$1.26
Diluted	$0.26	$0.32	$1.27	$1.23

Merger-adjusted weighted average shares outstanding (in thousands) (e)
Basic	15,675	15,486	15,643	15,704
Diluted	15,907	15,845	15,889	16,048

Note (a):
Total interest expense for nine-months ended 9/30/12 (pre-merger)	3,355
Annualization factor	x1.33
Annualized nine month interest expense	4,473

Total reported interest expense for twelve-months ended 12/31/12	8,449
Subtract: Incremental interest expense attributable to the Central Parking merger	(3,976)
Merger-adjusted interest expense	4,473

Total reported interest income for twelve-months ended 12/31/12	382
Subtract: Incremental interest income attributable to the Central Parking merger	(60)
Merger-adjusted interest income	322

Incremental interest expense net of interest income attributable to the Central Parking merger	3,916

Note (b) - Based on an assumed 34.2% tax rate for 2012, which was the actual effective tax rate for the 2011 fourth quarter.

Note (c) - Based on an assumed 38.1% tax rate for 2012, which was the actual effective tax rate for the full year 2011.

Note (d):	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Net income attributable to noncontrolling interest	802	118	1,034	378
less: Net income attributable to noncontrolling interest from Central Parking operations	(732)	--	(732)	--
Merger-adjusted net income attributable to noncontrolling interest	70	118	302	378

Note (e) - Assumes no shares were issued in connection with the Central Parking merger

STANDARD PARKING CORPORATION
SUPPLEMENTAL FINANCIAL INFORMATION - RECONCILIATION OF NET INCOME (LOSS) TO EBITDA AND MERGER-ADJUSTED EBITDA

	Period ended December 31, 2012
	Three Months	Twelve Months
Net income (loss) attributable to Standard Parking Corporation, as reported	($5,610)	$3,120

Add:
Income tax (benefit) expense	(9,381)	(2,374)
Interest expense, net	4,978	8,067
Depreciation and amortization expense	7,983	13,241
Earnings before Interest, Taxes, Depreciation and Amortization (EBITDA)	(2,030)	22,054

Merger-related adjustments:
Subtract: Gross profit attributable to Central Parking's operations	(21,235)	(21,235)
Add:
Merger and integration related costs	17,425	28,036
G&A expenses attributable to Central Parking's operations, excluding merger and integration related costs	14,547	14,547
Net income attributable to noncontrolling interest from Central Parking operations	732	732
Merger-Adjusted EBITDA	$9,439	$44,134

STANDARD PARKING CORPORATION
FREE CASH FLOW
(in thousands, unaudited)

	Three Months Ended		Twelve Months Ended
	December 31, 2012	December 31, 2011	December 31, 2012	December 31, 2011
Operating income	($9,211)	$6,728	$9,847	$33,667
Depreciation and amortization expense	7,983	1,725	13,241	6,618
Non-cash compensation	989	727	2,103	2,451
Income tax paid	(472)	(2,532)	(3,651)	(7,507)
Income attributable to noncontrolling interest	(802)	(118)	(1,034)	(378)
Change in assets and liabilities	7,215	16,152	(1,560)	3,422
Purchase of leaseholds, equipment and cost of contracts and contingent purchase payments	(2,749)	(1,752)	(6,540)	(5,387)
Operating cash flow	$2,953	$20,930	$12,406	$32,886
Cash interest paid (before payment of debt issuance costs)	(5,998)	(864)	(8,383)	(3,985)
Free cash flow (1)	($3,045)	$20,066	$4,023	$28,901
Decrease (increase) in cash and cash equivalents	(18,064)	(5,601)	(15,230)	(5,915)
Free cash flow, net of change in cash	($21,109)	$14,465	($11,207)	$22,986

Sources (Uses) of cash:
(Payments on) senior credit facility	($240,543)	($11,950)	($248,743)	($15,200)
Proceeds from term loan, net	244,375	--	244,375	--
(Payments) on other borrowings	(205)	(188)	(727)	(689)
(Payments) of debt issuance costs	(10,302)	--	(10,332)	(30)
Proceeds from exercise of stock options	372	74	526	217
Tax benefit related to stock option exercises	224	98	445	246
(Repurchase) of common stock	--	(2,513)	--	(7,544)
(Payments) on earn-out	(548)	--	(2,073)	--
Acquisitions	27,736	14	27,736	14

Total sources (uses) of cash	$21,109	($14,465)	$11,207	($22,986)

(1) Reconciliation of Free Cash Flow and Adjusted Free Cash Flow to Consolidated Statements of Cash Flow
	Twelve Months Ended	Nine Months Ended	Three Months Ended
	December 31, 2012	September 30, 2012	December 31, 2012
Net cash provided by operating activities	$11,404	$10,991	$413
Net cash provided by (used in) investing activities	21,226	(3,776)	25,002
Acquisitions	(27,736)	--	(27,736)
Distribution to noncontrolling interest	(874)	(202)	(672)
Effect of exchange rate changes on cash and cash equivalents	3	55	(52)
Free cash flow	$4,023	$7,068	($3,045)

	Twelve Months Ended	Nine Months Ended	Three Months Ended
	December 31, 2011	September 30, 2011	December 31, 2011
Net cash provided by operating activities	$34,950	$13,049	$21,901
Net cash (used in) investing activities	(5,257)	(3,553)	(1,704)
Acquisitions	(14)	--	(14)
Distribution to noncontrolling interest	(388)	(255)	(133)
Effect of exchange rate changes on cash and cash equivalents	(390)	(406)	16
Free cash flow	$28,901	$8,835	$20,066

STANDARD PARKING CORPORATION
LOCATION COUNT

	December 31, 2012	December 31, 2011	December 31, 2011
Managed facilities	3,325	1,953	1,907
Leased facilities	939	201	212
Total facilities	4,264	2,154	2,119

Definition: The Company's year-over-year same location gross profit statistic does not include the results of the Other segment which consists of ancillary revenue and insurance reserve adjustments related to prior years which are not specifically identifiable to an operating location.
CONTACT: Michael Wolf - Standard Parking Corp.
         (312) 274-2070
         mwolf@standardparking.com